Exhibit III

CERTIFICATE

The undersigned certifies that he is a duly designated and acting officer of AGL Resources Inc., a Georgia corporation ("AGLR") and that:

AGLR's Quarterly Report on Form U-9C-3 filed pursuant to Rule 58 for the quarter ended September 30, 2001 was filed with each state commission having jurisdiction over the retail rates of the public utility companies that are associate companies of any of the reporting companies.

The names and addresses of such state utility commissions are:
Georgia Public Service Commission
47 Trinity Avenue SW
Atlanta, GA 30334

Virginia State Corporation Commission
1300 East Main Street
10th Floor
Richmond, VA 23219

Tennessee Regulatory Authority
460 James Robertson Parkway
Nashville, TN 37243-0505

IN WITNESS WHEREOF, I have hereunto set my hand as of the 8th day of January, 2002.

/s/ Richard T. O'Brien

Richard T. O'Brien
Executive Vice President and
Chief Financial Officer
AGL Resources Inc.